Exhibit 10.59

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is effective as of March 31, 2011 (the “Effective Date”), and as of the Effective Date amends the Employment Agreement dated December 17, 2008 by and between VERENIUM CORPORATION (hereinafter the “Company”), and Jeffrey Black (hereinafter “Executive”) (the “Employment Agreement”).

RECITALS

WHEREAS, the Company and Executive wish to amend the Employment Agreement as of the Effective Date to reflect the Executive’s (1) new duties and responsibilities as the Company’s Senior Vice President and Chief Financial Officer, and (2) revised compensation arrangement;

NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree that the Employment Agreement is amended as of the Effective Date as follows:

ARTICLE 1

AMENDMENTS

1.1 Section 2. Section 2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“2. Duties and Responsibilities. During the Term of this Agreement, you shall have, and you agree to carry out to the best of your ability, the duties and responsibilities of Senior Vice President and Chief Financial Officer. You shall have such responsibilities and duties as are assigned by the President and Chief Executive Officer (“CEO”) and/or the Board of Directors of the Company (the “Board”) and are consistent with the position of Senior Vice President and Chief Financial Officer. In the performance of your duties and responsibilities hereunder, you shall regularly report to the CEO. You agree to devote your full business time, attention and energies to the business and interests of the Company during the Term of this Agreement and you will not accept any outside position without the prior written consent of the CEO or the Board, except that you may serve on up to a maximum of two boards of directors provided that you have approval of the CEO or the Board’s Compensation Committee and provided that your time spent in such service is reasonable and does not detract from the performance of your duties to the Company. You warrant that you are free to enter into and fully perform this Agreement and are not subject to any employment, confidentiality, non-competition or other agreement which would restrict your performance under this Agreement. You shall fulfill your duties and responsibilities to the Company hereunder primarily from the Company’s office located in San Diego, California provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company’s business.”

1.2 Section 3(a). The first sentence of Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“During the Term of this Agreement, the Company will pay you a base salary at not less than the bi-weekly rate of $10,769.23 (“Base Salary”), minus withholdings as required by law or other deductions authorized by you, which amount shall be paid to you in periodic installments in accordance with the Company’s payroll practices then in effect.”

1.3 Section 3(i). A new Section 3(i) is hereby added to the Employment Agreement as follows:

“(i) Stock Options and Restricted Stock. The Company granted a stock option to you on February 24, 2011 to purchase up to 42,626 shares of the Company’s common stock with an exercise price of $3.31 per share, subject to vesting and the other terms and conditions set forth in the stock option grant notice and agreement previously provided to you. All Company stock option and restricted stock awards previously granted to you shall continue in effect from and following the Effective Date in accordance with their existing terms. You may be eligible to receive additional grants of Company stock option and restricted stock awards in the sole discretion and subject to the approval of the Compensation Committee of the Board.”

1.4 Effective Date and Term of Amended Employment Agreement. With respect to application of the amendments to the Employment Agreement that are set forth in this Amendment, all references to the “Effective Date” contained in the amended Employment Agreement are with respect to the date of March 31, 2011, and all references to the “Term” of the Employment Agreement are with respect to the period of employment commencing on March 31, 2011.

ARTICLE 2

GENERAL PROVISIONS

2.1 Impact of Amendment. Except as expressly amended by this Amendment, the terms of the Employment Agreement remain in full force and effect.

2.2 Governing Law. The validity, interpretation, construction and performance of this Amendment and the amended Employment Agreement and the rights of the parties thereunder shall be interpreted and enforced under the law of the Commonwealth of Massachusetts.

2.3 Validity. The invalidity or unenforceability of any provision of this Amendment or the Employment Agreement shall not affect the validity or enforceability of any other provision of this Amendment or the Employment Agreement, which shall remain in full force and effect.

2.4 Controlling Document. In case of conflict between any of the terms and condition of this Amendment and the Employment Agreement herein referred to, the terms and conditions of this Amendment shall control.

2.5 Executive Acknowledgment. Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Amendment, and has been advised to do so by the Company, and (b) that he has read and understands the Amendment, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

2.6 Counterparts. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same document.

Executed by the parties hereto on the date(s) set forth below:

EXECUTIVE		VERENIUM CORPORATION

By:	/s/ Jeffrey Black	By:	/s/ Dr. James Cavanaugh
	Jeffrey Black		Dr. James Cavanaugh
Chairman of the Board of Directors

Date:	March 4, 2011	Date:	March 4, 2011

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